UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): March 25, 2009
Valeant Pharmaceuticals International
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-11397 (Commission File Number)	33-0628076 (I.R.S Employer Identification No.)
One Enterprise
Aliso Viejo, California 92656
(Address of principal executive offices) (Zip Code)
(949) 461-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Effective as of March 25, 2009, Stephen F. Stefano was elected by the Board of Directors (the “Board”) of Valeant Pharmaceuticals International (the “Company”) to fill an open Board position in the class expiring in 2010. There was no arrangement or understanding pursuant to which Mr. Stefano was selected as a director.
In October 2008, the Company entered into an exclusive worldwide collaboration with Glaxo Group Limited, a wholly owned subsidiary of GlaxoSmithKline plc (“GSK”), for the investigational drug retigabine and certain backup compounds. Pursuant to the arrangement, GSK paid the Company an upfront payment of $125 million, and GSK will pay the Company up to an additional $545 million upon the achievement of certain milestones with respect to retigabine and up to an additional $150 million upon the achievement of certain milestones with respect to the backup compounds. The Company will also share up to 50% of net profits from the sales of retigabine within the United States, Australia, New Zealand, Canada and Puerto Rico, and will receive up to a 20% royalty on net sales of retigabine outside those regions. In addition, if backup compounds are developed and commercialized by GSK, GSK will pay the Company royalties of up to 20% of net sales of products based upon such backup compounds. Other than the foregoing, the Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.
Mr. Stefano’s compensation as a director will be pursuant to the Company’s standard non-employee director compensation policy in effect from time to time. Pursuant to the Company’s current standard policy regarding non-employee director compensation, a director is entitled to receive a grant of restricted stock units on the date of each annual meeting equal to the lesser of: (a) $120,000 divided by the per share fair market value on the date of grant, or (b) the economic value of options to purchase 25,000 shares of stock (as calculated using the Black-Scholes option pricing method), assuming a strike price equal to the per share fair market value on the date of grant. Under the current policy, the Company pays a director for such director’s service as a Board member an annual retainer of $30,000, a per meeting fee of $1,500 for meetings attended in person and $750 for meetings attended by telephone. A director will also be reimbursed for out-of-pocket expenses in attending meetings and will be paid a $1,500 per diem ($750 for four hours or less) for services rendered to the Company in his capacity as a director apart from meetings under the Company’s existing policies regarding compensation of its directors.

Item 8.01	Other Events.
On March 26, 2009, the Company mailed to its stockholders a notice regarding the Internet availability of its proxy materials relating to its 2009 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Tuesday, May 12, 2009 at the Hilton Hotel located at 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Below is certain information that would have been included in the proxy materials regarding Mr. Stefano if Mr. Stefano had been elected as a director in time to include such information in the proxy materials. This information updates and supplements our proxy statement.

		Year First	Other
		Serving as	Public Company
Name and Principal Occupation	Age	Director	Directorships
Stephen F. Stefano	53	2009	None
Mr. Stefano has been Senior Vice President of GSK’s Payor Markets Division since
January 2001 and has spent 23 years leading GSK’s Managed Markets Division.
Mr. Stefano is not related by blood, marriage or adoption to any other Company director or to any of the Company’s executive officers.
Mr. Stefano does not beneficially own any shares of the Company’s common stock.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS INTERNATIONAL
Date: March 31, 2009	By:	/s/ Steve T. Min
Steve T. Min
Executive Vice President, General Counsel

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